FOR: PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

(Nasdaq-NMS: PWEI)

CONTACT: Scott Long
Chief Financial Officer

(541) 343-0200

PW Eagle Announces USPoly Negotiating Sale of Interest in WL Plastics

EUGENE, OR. August 22, 2005 -- PW Eagle, Inc. (Nasdaq: PWEI), PW Eagle announced today that its majority-owned subsidiary, USPoly, is negotiating the sale of its approximately 23% interest in WL Plastics. As a result, PW Eagle notified J.P. Morgan Partners L.P. that, pending an amendment of or supplement to the prospectus in the Form S-3 Registration Statement covering the resale of certain shares of PW Eagle common stock owned by it, J.P. Morgan Partners should not make sales under that prospectus. If the transaction occurs, the anticipated gain on a sale of USPoly's interest in WL Plastics would have a material impact on the Company's consolidated financial results. The Company is not in a position to disclose any further details about this transaction and does not anticipate updating investors regarding the transaction until a definitive agreement has been reached. There can be no assurance that any sale of USPoly's interest in WL Plastics will occur.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER.

Statements that PW Eagle may publish, including those in this announcement that are not strictly historical, are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to a potential sale of USPoly's interest in WL Plastics, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the transaction to sell USPoly's interest in WL Plastics is not completed for any reason. We undertake no obligation to update forward-looking statements made in this press release.

PW Eagle is a leading extruder of PVC pipe products. The Company and its majority-owned subsidiary, USPoly, operate 14 manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq National Market under the symbol "PWEI".

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